EXHIBIT 10.1

VERRICA PHARMACEUTICALS INC.

Amended and Restated NON-EMPLOYEE DIRECTOR COMPENSATION POLICY

As adopted by the Board on March 1, 2021

Each member of the Board of Directors (the “Board”) who is not also serving as an employee of Verrica Pharmaceuticals Inc. (the “Company”) and is not affiliated with an entity that beneficially owns 5% or more of the Company’s outstanding shares (each such member, an “Eligible Director”) will receive the compensation described in this Amended and Restated Non-Employee Director Compensation Policy for his or her Board service. An Eligible Director may decline all or any portion of his or her compensation by giving notice to the Company prior to the date cash may be paid or equity awards are to be granted, as the case may be. This amended and restated policy is effective as of the date hereof and may be amended at any time in the sole discretion of the Board or the Compensation Committee of the Board.

Annual Cash Compensation

Unless a director elects otherwise, the annual cash compensation amount set forth below is payable in equal quarterly installments, payable in advance during the first 30 days of each quarter in which the service will occur. If an Eligible Director joins the Board or a committee of the Board at a time other than effective as of the first day of a fiscal quarter, each annual retainer set forth below will be pro-rated based on days served in the applicable fiscal year, with the pro-rated amount paid for the first fiscal quarter in which the Eligible Director provides the service (payable not later than 30 days after the Eligible Director commences such service), and regular full quarterly payments thereafter. All annual cash fees are vested upon payment.

1.	Annual Board Service Retainer:

a.	All Eligible Directors: $40,000

2.	Annual Committee Chair Service Retainer:

a.	Chairman of the Audit Committee: $10,000

b.	Chairman of the Compensation Committee: $10,000

c.	Chairman of the Nominating and Corporate Governance Committee: $10,000

3.	Annual Committee Member Service Retainer:

a.	Member of the Audit Committee: $5,000

b.	Member of the Compensation Committee: $5,000

c.	Member of the Nominating and Corporate Governance Committee: $5,000

Equity Compensation

The equity compensation set forth below will be granted under the Company’s 2018 Equity Incentive Plan (the “Plan”), subject to the approval of the Plan by the Company’s stockholders.

All stock options granted under this policy will be nonstatutory stock options, with an exercise price per share equal to 100% of the Fair Market Value (as defined in the Plan) of the underlying common stock on the date of grant, and a term of ten years from the date of grant (subject to earlier termination in connection with a termination of service as provided in the Plan, provided that upon a termination of service other than for death, disability or cause, the post-termination exercise period will be 12 months from the date of termination).

1. Initial Grant: For each Eligible Director who is first elected or appointed to the Board, on the date of such Eligible Director’s initial election or appointment to the Board (or, if such date is not a market trading day, the first market trading day thereafter), the Eligible Director will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 17,502 shares (the “Initial Grant”). The shares subject to each Initial Grant will vest over a period of three years as follows: (i) one-third of the total shares subject to the option shall vest on the first anniversary of the date of grant and (ii) 1/36th of total shares subject to the option shall vest monthly thereafter over the remaining two years of the vesting period, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).

2. Annual Grant: On the date of each annual stockholders meeting of the Company, each Eligible Director who continues to serve as a non-employee member of the Board following such stockholders meeting will be automatically, and without further action by the Board or Compensation Committee of the Board, granted a stock option for 8,109 shares (the “Annual Grant”). The shares subject to each Annual Grant will vest in equal monthly installments over the 12 months following the date of grant, provided that the Annual Grant will in any case be fully vested on the date of the Company’s next annual stockholder meeting, subject to the Eligible Director’s Continuous Service (as defined in the Plan) through such vesting date and will vest in full upon a Change in Control (as defined in the Plan).